AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 3rd day of January, 2019 (the "Effective Date"), by and among Thomas J. Inserra (the "Executive"), on the one hand, and Pacific Mercantile Bank, a California banking corporation (the "Bank"), on the other hand (Executive and the Bank collectively, the "Parties").

RECITALS

WHEREAS, Pacific Mercantile Bancorp ("PMB") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the primary supervision and regulation of the Board of Governors of the Federal Reserve System ("FRB").

WHEREAS, the Bank is a California chartered commercial bank and wholly-owned subsidiary of PMB, subject to the primary supervision and regulation of the California Department of Business Oversight ("CDBO") and the FRB by virtue of its membership in the Federal Reserve Bank of San Francisco.

WHEREAS, Executive is currently employed by the Bank pursuant to that certain Employment Agreement dated as of May 31, 2016 (the "Prior Agreement"); and

WHEREAS, the Bank desires to continue to retain the services of Executive and Executive desires to continue to provide such services to the Bank, upon the terms and subject to the conditions set forth in this Agreement, which amends and restates the Prior Agreement in its entirety.

NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and representations contained herein, the Parties hereto agree as follows:

1. Term. The Bank (the "Employer") hereby employs Executive, and Executive hereby accepts employment with Employer, under the terms of this Agreement. The term of this Agreement shall be for a period of three (3) years (the "Initial Term") commencing as of the Effective Date, subject to the termination provisions of paragraph 4. The term of this Agreement shall be automatically extended for one (1) additional year, unless either party gives the other written notice of non-renewal not less than six (6) months before the expiration of the Initial Term. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the "Term". The period of time between the Effective Date and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."

2. Employment.

(a) Positions and Reporting. Executive shall be employed as the Executive Vice President, Chief Credit Officer and Chief Risk Officer of the Bank. During the Employment Period, Executive shall report directly to the Chief Executive Officer of the Bank.

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(b) Authority and Duties. Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with Executive's position as Executive Vice President, Chief Credit Officer and Chief Risk Officer, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the bylaws of the Bank and of PMB. During the Employment Period, Executive shall devote his full business time, skill and efforts to the business of Employer and its subsidiaries and shall not during the Employment Period engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of Employer (the "Board"). Notwithstanding the foregoing, Executive may (i) serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board serve on the boards of directors of other corporations that are not involved in commercial banking or similar business activities; provided, however, Executive shall not directly or indirectly acquire, hold, or retain any beneficial interest in any business competing with or similar in nature to the business of Employer except passive shareholder investments in other financial institutions and their respective affiliates which do not exceed three percent (3%) of the outstanding voting securities in the aggregate in any single financial institution and its affiliates on a consolidated basis.

(c) Executive hereby represents and agrees that the services to be performed hereunder are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Executive.

3. Compensation and Benefits.

(a) Salary. During the Term Executive shall receive an annual base salary of $330,000 payable in equal semimonthly payments (the "Base Salary"). Such Base Salary shall be subject to review in the eleventh (11th) month after the Effective Date, and at each anniversary of the Effective Date thereafter, or during Executive's normal officer review period, for possible adjustment by the Chief Executive Officer in concurrence with the Compensation Committee of the Bank based on various factors including, but not limited to, market conditions, the consolidated results of operations of the Bank and PMB and the performance of Executive, but shall in no event be decreased from the level set forth above during the Term. All payments of Base Salary shall be subject to applicable adjustments for withholding taxes, pro-rations for any partial payment periods and such other applicable payroll procedures of the Bank.

(b) Salary Continuation During Disability. If Executive for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Executive shall be paid the Base Salary otherwise payable to Executive pursuant to subparagraph 3(a) of this Agreement, reduced by the amounts received by Executive from state disability insurance, or worker's compensation or other similar

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insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability. For purposes of this paragraph 3(b), "disability" shall be defined as provided in the Employer's disability insurance program.

(c) Cash Incentive Payments. Executive shall be eligible to participate in the Management Annual Incentive Plan. Executive's bonus, if any, shall be paid in one lump sum to Executive at such time as other executive bonuses are paid. The Chief Executive Officer retains the discretion to determine whether a pro-rata bonus is appropriate if the Executive is terminated or leaves the employ of the Bank prior to the annual determination of bonuses. All cash incentive payments shall be subject to applicable adjustments for applicable withholding and payroll taxes. Notwithstanding any provision of any incentive plan or arrangement, no right of continued employment or any modification of the "at will" nature of Executive's employment with Employer shall be conferred upon Executive thereunder or result therefrom.

(d) Insurance Benefits. During the Employment Period, Executive shall receive such group life, disability, and health (including medical, dental, vision and hospitalization), accident and disability insurance coverage and other benefits which Employer extends, as a matter of policy, to all of its executive employees, except as otherwise provided herein, and shall be entitled to participate in all benefit and other incentive plans of the Employer, on the same basis as other like employees of Employer.

(e) Vacation. Executive shall be entitled to four (4) weeks of annual vacation during the Employment Period at his then existing rate of Base Salary, which shall be scheduled in Executive's discretion, subject to and taking into account applicable banking laws and regulations and business needs. Vacation will accrue in accordance with the Bank's personnel policies.

(f) Business Expenses. During the Employment Period, Employer shall promptly reimburse the Executive for all documented ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement. Executive shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of Employer, including expenses for entertainment, travel, conventions, and educational programs. All such expenses described above will be subject to compliance with applicable policies of Employer. All such reimbursements shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies Employer in effect from time to time.

(g) Professional License Expenses. During the Employment Period, Employer shall reimburse the Executive for all documented ordinary and necessary expenses incurred by Executive in maintaining professional business licenses and certifications that he possesses as of the date of this Agreement. All such expenses described above will be subject to compliance with applicable policies of Employer. All such reimbursements shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies Employer in effect from time to time.

(h) Car Allowance. The Bank shall provide the Executive with a monthly automobile allowance of $950.00 per month during the Employment Period. Executive shall (A)

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obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to Employer and with such coverage in such amounts as may be reasonably acceptable to Employer, and (B) provide copies of such policies, endorsements or other evidence of insurance acceptable to Employer. Any amounts paid by Executive for excess insurance coverage required by Employer shall be reimbursed.

(i) Incentive Compensation. Executive shall have the opportunity to participate in an annual incentive plan upon the terms and subject to the conditions approved by the Board of Directors (or duly authorized committee thereof) of PMB. Any such annual incentive plan may be amended, suspended or terminated, in whole or in part, by the Board of Directors (or duly authorized committee thereof) of PMB in its sole discretion.

4. Termination of Employment.

(a) Termination for Cause. The Board of Bank may terminate Executive's employment hereunder for "Cause" or without "Cause." For purposes of this Agreement termination for "Cause" shall mean (i) conviction of a crime directly related to his employment hereunder, (ii) conviction of a crime involving moral turpitude, (iii) willful and gross mismanagement of the business and affairs of Employer, (iv) willful and intentional violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of Bank, or the rules or regulations of or any final order issued by the FRB, the CDBO, or the Federal Deposit Insurance Corporation (the "FDIC"), (v) any violation of the Employer's policy against harassment, equal employment opportunity policy, drug and alcohol policy and/or the confidentiality agreement that Employee shall execute at the commencement of his employment and (vi) breach of any material provision of this Agreement. For purposes of this Agreement, no act, or the failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of Employer. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination. In the event employment of Executive is terminated pursuant to this subparagraph 4(a), Employer shall have no further liability to Executive other than for compensation accrued and for reimbursement of business expenses incurred through the date of termination but not yet paid. Termination under this subparagraph 4(a) shall not prejudice any remedy that the Employer may have at law, in equity, or under this Agreement.

(b) Termination by Employer Without Cause or by Executive for Good Reason. Employer may terminate the employment of Executive without "Cause" (as defined in subparagraph 4(a)) at any time during the Employment Period by giving written notice to Executive specifying therein the effective date of termination. Executive shall have the right at any time to terminate his employment with the Bank for any reason or for no reason. For purposes of this Agreement, and subject to Employer's opportunity to cure as provided in Section 4(c) hereof, Executive shall have "Good Reason" to terminate his employment hereunder if such termination shall be the result of:

(i) a material diminution during the Employment Period in the Executive's title, duties or responsibilities as set forth in Section 2 hereof without Executive's consent;

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(ii) a material breach by Employer of the compensation and benefits provisions set forth in Section 3 hereof;

(iii) a material breach by Employer of any material terms of this Agreement; or

(iv) the relocation of Executive's principal place of employment to any location more than 50 miles from the Bank's headquarters at the Effective Date.

(c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to Employer's right to terminate this Agreement under subparagraph 4(a)(vi) and Executive's right to terminate his employment for "Good Reason" that (1) the party alleging a breach shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice to cure the breach. If the breach cannot reasonably be cured or remedied within 30 days, the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days), provided the party against whom a breach is alleged has made and continues to make a diligent effort to effect such remedy or cure.

(d) Termination Upon Death or Permanent Disability. This Agreement shall terminate automatically upon: (i) the death of Executive, and (ii) the "permanent disability" of Executive as such term is defined in the disability insurance provided by Employer, or if such insurance is not provided by Employer, the term shall mean that Executive has been deemed by a medical care provider to indefinitely be unable to perform the essential functions of Executive's position with or without accommodation. If the Employment Period is terminated by reason of the permanent disability of the Executive, Employer shall give 30-days' advance written notice to that effect to the Executive or his representative. Employer and Employee shall comply with any obligations they may respectively have, under state or federal law, to interact regarding reasonable accommodations.

5. Consequences of Termination. The following are the benefits to which Executive is entitled upon termination of employment in all positions with Employer, and such payments and benefits shall be the exclusive payments and benefits to which Executive is entitled upon such termination. Except in the case of termination of employment by Employer for Cause, or due to death, the post-termination payments (other than those required by law) and benefits shall only be provided if the Executive first enters into a form of general release agreement reasonably satisfactory to Employer releasing Employer from any and all claims, known and unknown, related to the Executive's employment with the Bank.

(a) Termination Without Cause or for Good Reason. In the event of termination of Executive's employment (i) by Employer without "Cause" (other than upon death or permanent disability), or (ii) by Executive for "Good Reason", Executive shall be entitled to the following severance pay:

(i) Severance Pay - a lump sum amount equal to twelve (12) months of the Executive's annual Base Salary. This lump sum payment shall be paid no later than thirty (30) days after the final day of Executive's employment with Employer.

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(b) Termination Upon Disability. In the event of termination of Executive's employment hereunder by Employer on account of permanent disability, Employer shall pay to Executive the accrued Base Salary and accrued and unused vacation earned through the date of disability. Such payment shall be made no later than sixty (60) days after the date of disability.

(c) Termination Upon Death. In the event of termination of Executive's employment hereunder on account of Executive's death, Employer shall pay to Executive's beneficiary or beneficiaries or his estate, as the case may be, the accrued Base Salary and accrued and unused vacation earned through the date of death. Such payment shall be made no later than sixty (60) days after the date of death. In addition, Executive's beneficiary(ies) or his estate shall be entitled to the payment of benefits pursuant to any life insurance policy of Executive, as provided for in Section 3(d) above. Executive's beneficiary or estate shall not be required to remit to Employer any payments received pursuant to any life insurance policy purchased pursuant to Section 3(d) above.

(d) Termination for Cause or Due to End of the Term. In the event the employment of Executive is terminated by Employer for Cause, no severance payment or benefit shall be provided. In the event the employment of Executive is terminated as a result of the expiration of the Term, Executive shall be entitled to no severance payment or benefit of any kind notwithstanding any provision to the contrary in the Employer's employee manual or policies then in effect, except as to matters such as coverage under The Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and unused vacation required by law without reference to such manual or policies.

(e) Accrued Rights. Notwithstanding the foregoing provisions of this Section 5, in the event of termination of Executive's employment hereunder for any reason or for no reason, Executive shall be entitled to payment of any unpaid portion of his Base Salary through the effective date of termination, payment of any unreimbursed expenses incurred pursuant to Sections 3(f) or 3(g) above, and payment of any accrued but unpaid benefits solely in accordance with the terms of any incentive bonus or employee benefit plan or program of Employer.

(f) Non-assignability. Neither Executive nor any other person or entity acting on his behalf or as his representative shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of Executive under this Section 5, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. The terms of this Section 5(f) shall not affect the interpretation of any other provision of this Agreement.

(g) Regulatory Restrictions. Notwithstanding anything to the contrary contained in this Agreement:

(i) If Executive is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate, as of the effective date of such

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order, except for the payment of Base Salary due and owing on the effective date of said order, reimbursement of business expenses incurred as of the effective date of termination and such matters required by law.

(ii) If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(iii) If Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(iv) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of Employer (i) by the director of the FDIC or his or her designee (the "Director"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of Employer when the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(v) No payments shall be made pursuant to this paragraph 5 or any other provision herein in violation of the requirements of Section 18(k) of the FDIA (12 U.S.C. §1828(k)).

(h) IRC Section 280G. In no event shall the payment(s) described in this paragraph 5 exceed the amount permitted by Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G"). Therefore, if the aggregate present value (determined as of the date of the change of control in accordance with the provisions of Section 280G) of both the severance payment and all other payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of Bank or PMB or in the ownership of a substantial portion of the assets of the Bank (the "Aggregate Severance") would result in a "parachute payment," as defined under Section 280G, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive's "base amount" for the "base period," as those terms are defined under Section 280G. In the event the Aggregate Severance is required to be reduced pursuant to this subparagraph 5(h), the last payments in time shall be reduced first.

(i) Conditions to Severance Benefits. The Bank shall have the right to seek repayment of the severance payments and benefits or to terminate payments or benefits provided by this paragraph 5 (i) in the event that the Executive fails to honor, in accordance with their terms, the provisions of paragraphs 6 or 9 hereof or (ii) to the extent such payments or benefits would violate Section 18(k) of the FDIA (12 U.S.C. §1828(k)).

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6. Confidentiality. Executive agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, in any fashion, form or manner, except as required by law to comply with legal process, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any financial information or trade or business secrets of Employer, its subsidiaries or affiliates including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, customer lists, computer software, any of its customers lists, governmental relations strategies and methodologies, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, its manner of operation, its plans or other material data (the "Business"). The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of Executive's duties to Employer based on his good faith belief that such a disclosure is in the best interests of Employer; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by Employer to third parties in the ordinary course of business; (iv) information lawfully received by Executive from a third party who, based upon inquiry by Executive, is not bound by a confidential relationship to Employer or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive. In the event Executive is required by law to disclose such information described above, Executive will provide Employer and their counsel with immediate notice of such request so that they may consider seeking a protective order. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of Employer and its subsidiaries and affiliates as may be required by the FRB, CDBO, FDIC or other regulatory agency having jurisdiction over the operations of Employer in connection with an examination of Bank or PMB or other proceeding conducted by such regulatory agency.

Executive agrees that all written, printed or electronic material, notebooks and records including, without limitation, computer disks, used and/or developed by Executive for Employer during the Term of this Agreement, other than Executive's personal address lists, telephone lists, notes and diaries, are solely the property of Employer, and that Executive has no right, title or interest therein. Upon termination of Executive's employment, Executive or Executive's representative shall promptly deliver possession of all such materials (including any copies thereof) to the Bank.

Notwithstanding any other provision in this Agreement, Executive shall not be held liable for a disclosure of Employer's trade secret(s) that is made either (i) in confidence either to a government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other document filed in a lawsuit so long as the filing is made under seal. To the extent Executive files a lawsuit alleging retaliation by the Employer for reporting a suspected violation of the law, Employee may disclose the trade secret to Executive's attorney and use the trade secret information in a court proceeding so long as Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

7. Key-man Life Insurance. Employer shall have the right to obtain and hold a "key-man" life insurance policy on the life of Executive with the Bank as beneficiary of the policy.

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Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

8. Unsecured General Creditor. Neither Executive nor any other person or entity shall have any legal right or equitable rights interests or claims in or to any property or assets of Employer under the provisions of this Agreement. No assets of Employer shall be held under any trust for the benefit of Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of Employer under this Agreement. All of Employer's assets shall be and remain the general, unpledged, unrestricted assets of Employer. Employer's obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future. Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

9. Business Protection Covenants.

(a) Covenant Not to Compete. Executive agrees that he will not, during the Employment Period, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of the Bank or its subsidiaries or affiliates ("Competitive Business") within Orange County, Los Angeles County, San Diego County and San Bernardino County (the "Market Area"), (ii) directly or indirectly own any interest in (other than less than three percent (3%) of any publicly traded company or mutual fund), manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Employer or its subsidiaries or affiliates) engaged in any Competitive Business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the Board or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this paragraph 9(a).

(b) Inducing Employees To Leave The Bank; Employment of Employees. Any attempt on the part of the Executive to induce others to leave Employer's employ, or the employ of any of its subsidiaries or affiliates, or any effort by Executive to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer. Executive agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive will not in any way, directly or indirectly: (i) induce or attempt to induce any employee of the Employer or any of its subsidiaries of affiliates to quit employment with Employer or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between Employer and its subsidiaries and affiliates and their respective employees; (iii) solicit or recruit any employee of Employer or any subsidiary or affiliate or any former employee of Employer or any subsidiary or affiliate.

(c) Nonsolicitation of Business. For a period of twelve (12) months from the date of termination of employment, Executive will not, using Employer's trade secrets or confidential information, divert or attempt to divert from Employer or any of its subsidiaries or affiliates, any business Employer or a relevant subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment.

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(d) Bank's Ownership of Inventions. To the extent that Executive has intellectual property rights of any kind in any pre-existing works which are subsequently incorporated in any work or work product produced in rendering services to Bank, PMB or any their subsidiaries or affiliates, Executive hereby grants Bank a royalty-free, irrevocable, world-wide, perpetual non-exclusive license (with the right to sublicense), to make, have made, copy, modify, use, sell, license, disclose, publish or otherwise disseminate or transfer such subject matter. Similarly, Executive agrees that all inventions, discoveries, improvements, trade secrets, original works of authorship, developments, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived, developed or reduced to practice during Executive's employment with Employer, either alone or jointly with others, if on Employer's time, using Employer's facilities, or relating to Employer shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive's right, title and interest throughout the world in all such intellectual property. Executive agrees that the Bank shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Bank may reasonably request. This provision is intended to apply to the extent permitted by applicable law and is expressly limited by Section 2870 of the California Labor Code, which is set forth in its entirety in Exhibit A to this Agreement. By signing this Agreement, Executive acknowledges that this Paragraph shall constitute written notice of the provisions of Section 2870.

(e) Bank's Ownership of Copyrights. Executive agrees that all original works of authorship not otherwise within the scope of paragraph 9(d) above that are conceived or developed during Executive's employment with Employer, either alone or jointly with others, if on Employer's time, using Employer facilities, or relating to Employer, or its subsidiaries or affiliates, are "works for hire" to the greatest extent permitted by law and shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive's right, title, and interest in all such original works of authorship. Executive agrees that the Bank shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for establishing in the Bank's name the copyright to any such original works of authorship.

10. Resignations. The Executive agrees that upon termination of employment, for any reason, he will submit his resignations from all offices with the Bank and PMB and all of their respective subsidiaries and affiliates.

11. Other Agreements. The Parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of Employer, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile, provided that the facsimile cover

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sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Section 12, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this Section 12 or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent. Notices shall be addressed as follows:

If to the Employer:

Pacific Mercantile Bank
949 South Coast Drive
Third Floor
Costa Mesa, California, 92626
Attn: Chief Executive Officer

If to the Executive, to:

Mr. Thomas J. Inserra
30312 Chapala Court
Laguna Niguel, CA 92677

or to such other respective addresses as the Parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of the Executive's employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement's formation, interpretation or breach, shall be settled exclusively by binding arbitration. The only exception to the requirement of binding arbitration shall be for claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under the California Workers' Compensation Act, Employment Development Department claims, or as may otherwise be required by state or federal law. However, nothing herein shall prevent the Executive from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission (although if Executive chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement). In addition to any other requirements imposed by law, the arbitrator selected shall be a retired California Superior Court Judge, or an otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a judge of such court. All rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8 shall apply and be observed. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration

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proceedings are privileged in accordance with Cal. Civil Code Section 47(b). As reasonably required to allow full use and benefit of this agreement's modifications to the Act's procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator's written reasoned opinion. Resolution of all disputes shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of "just cause") other than such controlling law. By this binding arbitration provision, both Executive and Employer give up their respective right to trial by jury of any claim one may have against the other.

14. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of Employer. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

15. Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer upon any sale of all or substantially all of Employer's assets, or upon any merger, consolidation or reorganization of Bank with or into any other corporation, all as though such successors and assigns of the Bank and their respective successors and assigns were the Bank; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Bank" or "Employer" shall be deemed to refer to any such successor or assign of the Bank or Employer referred to in the preceding sentence.

16. Withholding of Taxes. All payments required to be made by Employer to the Executive under this Agreement shall be subject to the withholding and deduction of such amounts, if any, relating to tax, and other payroll deductions as Employer may reasonably determine it should withhold and/or deduct pursuant to any applicable law or regulation (including, but not limited to, Executive's portion of social security payments and income tax withholding) now in effect or which may become effective any time during the term of this Agreement.

17. Section 409A. If Executive determines, in good faith, that any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall provide written notice thereof (describing in reasonable detail the basis therefor) to Employer, and Employer shall, in consultation with Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of "deferred compensation" within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Executive. Any payments that, under the terms of this Agreement, qualify for

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the "short-term" deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the "separation pay" exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or another exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive's separation from service within the meaning of Section 409A of the Code, Executive is considered a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Executive becomes entitled to under this Agreement is considered deferred compensations subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day Executive's separation from service or (ii) Executive's death. In no event shall the date of termination of Executive's employment be deemed to occur until Executive experiences a "separation from service" within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Employer makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

18. Indemnification. To the fullest extent permitted by law, regulation, and the Articles of Incorporation and Bylaws of Bank and PMB, the Bank and/or PMB as appropriate shall pay as and when incurred all expenses, including legal and attorney costs, incurred by, or shall satisfy as and when entered or levied a judgment or fine rendered or levied against, Executive in an action brought by a third party against Executive (whether or not the Bank is joined as a party defendant) to impose a liability or penalty on Executive for an act alleged to have been committed by Executive while an officer of the Bank and/or PMB; provided, however, that Executive was acting in good faith, within what Executive reasonably believed to be the scope of Executive's employment or authority and for a purpose which the Executive reasonably believed to be in the best interests of the Bank or the Bank's shareholders and the best interests of PMB or PMB's shareholders, and in the case of a criminal proceeding, that the Executive had no reasonable cause to believe that Executive's conduct was unlawful. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. All rights hereunder are limited by any applicable state or Federal laws. Anything herein to the contrary notwithstanding, this Agreement is subject to the requirements and limitations set forth in state and federal laws, rules, regulations or orders regarding the indemnification and prepayment of legal expenses, including Section 18(k) of the FDIA and Part 359 of the FDIC's Rules and Regulations or any successor regulation thereto. Further, and to the extent that there is any conflict between state and federal law, federal law shall supersede and control.

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19. Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the Parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

20. Payment. All amounts payable by the Bank to Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand. Any salary, benefits or other amounts paid or to be paid to Executive or provided to or in respect of the Executive pursuant to this Agreement shall not be reduced by amounts owing from Executive to Bank.

21. Expenses. Each party shall pay his or its own fees and expenses incurred by him or it in the drafting, review and negotiation of this Agreement.

22. Authority. Each of the Parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

24. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

25. Entire Agreement; Amendments. This Agreement and written agreements, if any, entered into concurrently herewith constitute the entire agreement by Employer, on the one hand, and Executive on the other hand with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between Executive and Employer with respect to the subject matter hereof, whether written or oral, including the Prior Agreement. This Agreement may be amended or modified only by a written instrument executed by Executive and Employer. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures. Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

26. Further Actions. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

27. Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

28. No Third Party Beneficiaries. This Agreement and each and every provision hereof is for the exclusive benefit of the Parties and not for the benefit of any third party.

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29. Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

30. Regulatory Approval of this Agreement. The Parties acknowledge and agree that entry into this Agreement is and payment of severance under paragraph 5 may be subject to receipt of approval from the FRB pursuant to Section 1828(k) and Part 359 of the FDIC Rules and Regulations, the FDIC and the CDBO. If such approval is required but not obtained or if such approval is conditioned upon modifications specified by the FRB, the FDIC or the CDBO the Parties agree to negotiate in good faith to amend this Agreement to provide for substantially equivalent terms consistent with regulatory requirements.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PACIFIC MERCANTILE BANK

By: ______________________

Name: Thomas M. Vertin

Title: President and Chief Executive Officer

EXECUTIVE:

____

Thomas J. Inserra

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EXHIBIT A
California Labor Code § 2870

Employment agreements; assignment of rights

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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